Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

August 7, 2015

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA 94303-4230

Ladies and Gentlemen:

We have acted as special counsel to Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of an additional (i) 1,730,952 shares (the “Equity Plan Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2010 Equity Incentive Plan (the “Equity Plan”) and (ii) 80,000 shares (the “ESPP Shares”) of Common Stock issuable pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “ESPP”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Equity Plan Shares and the ESPP Shares have been duly authorized and, when and to the extent issued pursuant to the Equity Plan or the ESPP, as applicable, upon receipt by the Company of the consideration therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP